Exhibit 10.7

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (this “Agreement”) is made this 14th day of January, 2003 (the “Effective Date”), by and between Stellartech Research Corporation, a California corporation, with its principal place of business at 1346 Bordeaux Drive, Sunnyvale, CA 94089 (“STELLARTECH”), and Thermâge, Inc., a Delaware corporation, with its principal place of business at 4058 Point Eden Way, Hayward CA 94545 (“CUSTOMER”).

RECITALS

A.	CUSTOMER is in the business, among other things, of selling certain medical devices.

B.	STELLARTECH is in the business, among other things, to provide repair, upgrading, testing and complaint investigation services to certain STELLARTECH customers, including CUSTOMER, with respect to certain medical devices purchased by such customers of STELLARTECH.

C.	CUSTOMER desires STELLARTECH to provide repair, upgrade, testing and complaint investigation services with respect to certain medical devices it has purchased from STELLARTECH.

D.	CUSTOMER and STELLARTECH desire to create and maintain a relationship with respect to services provided by STELLARTECH as more fully described herein.

NOW, THEREFORE, in consideration of the above recitals and in consideration of the mutual agreements and undertakings set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, STELLARTECH and CUSTOMER agree as follows:

1. CERTAIN DEFINITIONS

Except as otherwise defined in this Agreement, capitalized terms shall have the meaning ascribed to them in this Section 1:

1.1.	“Original Warranty Period” with respect to each particular Unit means the 12 month period commencing with the date on which CUSTOMER ships the unit to the end customer but not exceeding 18 months from the manufacturing shipping date from STELLARTECH to CUSTOMER.

1.2.	“Product” is defined as the Thermage Therma Cool TC RF Generator, Thermage ThermaCool TC Cooling Module, and associated cables.

1.3.	“Specifications” means the device specifications identified by CUSTOMER, as amended from time to time by mutual agreement in writing.

1.4.	“Unit” means each Product that is purchased by CUSTOMER from STELLARTECH.

1.5	“Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution by CUSTOMER.

2. SERVICES TO BE PROVIDED BY STELLARTECH

2.1.	Description of Services. During the term of this Agreement, STELLARTECH shall provide to CUSTOMER, if, when and to the extent requested by CUSTOMER following the expiration of the Original Warranty Period for any given Unit, (a) the labor required to investigate complaints regarding such Unit and/or (b) the labor and parts required to repair, upgrade or otherwise bring such Unit into confirmity with the Specifications (collectively, the “Services”) at the hourly rates and pursuant to the parts formula initially set forth on Schedule A attached hereto, the hourly rates and parts formula to be periodically reviewed and changes negotiated in good faith. Notwithstanding the foregoing, STELLARTECH shall not be obligated to provide the Services for any Unit in the event the parties mutually agree that such Unit is unserviceable. For Units within the Original Warranty Period, STELLARTECH will provide the Services free of charge pursuant to Section 8 of the Development and Supply Agreement between STELLARTECH AND CUSTOMER dated October 1, 1997, as amended.

2.2.	Services Standard. STELLARTECH shall provide the Services in a professional, workmanlike manner and in accordance with all-applicable local, state, and federal laws and regulations governing product and service.

2.3	No Obligation. Subject to Section 8, nothing herein shall obligate CUSTOMER to use the Services available from STELLARTECH hereunder and the parties hereby acknowledge that CUSTOMER shall be entitled to directly perform, or have performed for it by a third party, any complaint investigation, repair or upgrade service to the Units, at CUSTOMER’s sole discretion (collectively “Non-STELLARTECH Services”). The parties further acknowledge that, in the event STELLARTECH incurs costs associated with Non-STELLARTECH Services, CUSTOMER shall be responsible for payment of such costs only to the extent mutually agreed upon by the parties in writing. STELLARTECH hereby disclaims responsibility for personal or property damages caused to or by the Units from Non-STELARTECH Services, to the extent STELLARTECH has not authorized the use of such Non-STELLARTECH Services.

2.4	Independent Contractor Relationship. STELLARTECH will provide the Services as an independent contractor and not as CUSTOMER’s agent or employee. Employees of STELLARTECH providing the Services shall at all times remain employees of STELLARTECH. Each party understands and agrees that such party is not authorized to make any contract, agreement, warranty, or representation on behalf of the other party.

2.5	Procedures for Services. For each Unit that CUSTOMER desires STELLARTECH to provide the Services, the parties shall follow these procedures:

2.5.1	CUSTOMER shall ship STELLARTECH the Unit accompanied with a product service traveler specifying at a minimum:

2.5.1.1	CUSTOMER control number (XXXX-NN) where XXXX is a four digit customer P.O. number and NN is the line item on the P.O. corresponding to the specific Unit.

2.5.1.2	Model Number and Serial Number of the Unit.

2.5.1.3	Summary of the condition of the Unit (as described in Section 3.3, below).

2.5.1.4	Service request and/or special instructions as required.

2.5.2	Upon receipt of each Unit, if the Unit’s estimated service charge does not exceed the Maximum Authorized Charge (Refer To Schedule B), STELLARTECH will perform needed Services and return the Unit to CUSTOMER.

2.5.3	If the estimated service charge for a Unit exceeds the Maximum Authorized Charge (Refer To Schedule B), STELLARTECH will provide CUSTOMER a written service cost estimate and await CUSTOMER’s written authorization before proceeding with Service of the Unit.

2.5.4	STELLARTECH invoices will include the CUSTOMER control number, Unit serial number and a break down of material and labor costs.

2.5.5	If CUSTOMER decides not to repair a Unit because the estimated service charge exceeds the Maximum Authorized Charge, the Minimum Service Charge (Refer to Schedule B) will apply.

2.5.6	No charges will be invoiced for repairs during an Original Warranty Period.

3. CUSTOMER RESPONSIBILITIES

3.1.	STELLARTECH shall return ship Units received for service to CUSTOMER or to CUSTOMER’s designee as specified by the applicable Purchase Order or by other written instruction through United Parcel Service ground delivery or an equivalent service. For Units within the Original Warranty Period and not subject to misuse by CUSTOMER or CUSTOMER’s customer, STELLARTECH shall pay for any such shipping expenses, provided, however, that in the event CUSTOMER directs STELLARTECH to ship a Unit on an expedited basis, CUSTOMER shall pay for the expedited shipping delivery costs, if any. For Units outside the Original Warranty Period or subject to misuse by CUSTOMER or CUSTOMER’S customer, CUSTOMER shall pay for any such shipping expenses. STELLARTECH will use its best efforts to return product within 30 days of receipt of product from CUSTOMER if the charge is less than the Maximum Authorized Charge, or within 30 days of CUSTOMER authorization to proceed for charges greater than the Maximum Authorized Charge. If replacement parts are not available and will cause a delay in returning the product to CUSTOMER, then STELLARTECH shall communicate in writing within 5 days of receiving a service request the expected date of receipt of replacement parts and expected delivery date to CUSTOMER.

3.2.	Compliance With Laws. CUSTOMER agrees to comply with current workers’ “right to know” laws and regulations. Without limiting the foregoing, CUSTOMER acknowledges and agrees that (a) it shall comply with laws that require biological decontamination of the Units prior to their shipment to STELLARTECH; (b) the Units shall have received appropriate levels of decontamination to provide significant reduction in the risk of cross contamination of STELLARTECH personnel; and (c) CUSTOMER shall place “BIOHAZARD” indicators on the outside packaging of each Unit as required by current laws or regulations. CUSTOMER agrees that if it ships to STELLARTECH any Units that require decontamination, with or without a “BIOHAZARD” sticker, CUSTOMER shall incur a decontamination charge of $100.00 [per Unit].

3.3.	Provision of Summary. CUSTOMER must provide STELLARTECH with a detailed summary of the condition of each returned Unit to indicate:

3.3.1.	whether the Unit is subject to a Complaint, and symptoms of Unit failure,

3.3.2.	whether the basis for the Complaint resulted in death or injury,

3.3.3.	whether the Unit was used on a patient,

3.3.4.	any cosmetic defects for which CUSTOMER requires service,

3.3.5.	the point of contact for additional information,

3.3.6.	return shipment information, and

3.2.7	any other various and miscellaneous needs of CUSTOMER.

3.4.	Initial Spare Parts Stock. Stellartech will maintain spare parts stock inventory for Products based upon prior usage experience and current trends. CUSTOMER may advance funds for additional spare parts stock for a pre-determined number of Units of long lead or product-specific components as authorized in writing by CUSTOMER. The parties acknowledge that STELLARTECH will maintain this stock and the advance will be lowered as the additional spare parts inventory is consumed.

4. WARRANTY

4.1.	STELLARTECH Warranty. STELLARTECH warrants that the Services provided hereunder shall be performed in a professional, first-class, workmanlike manner and that each serviced Unit shall conform to the Specifications applicable for such a Unit (the “STELLARTECH Warranty”) for a period of 120 days from the date on which STELLARTECH ships the Unit to CUSTOMER (the “STELLARTECH Warranty Period”). Subject to Section 4.3, if at any time during the STELLARTECH Warranty Period such Unit does not meet the standards of the STELLARTECH Warranty, STELLARTECH shall promptly correct, at no cost to CUSTOMER, any defect of the Services in breach of the STELLARTECH Warranty. STELLARTECH shall complete the correction as soon as commercially reasonable, but in any event, within 30 days after STELLARTECH’s receipt of such Unit and provided replacement parts are available. Corrected Services shall be warranted as set forth in this Section 4 for an additional 90120 days from the date on which STELLARTECH ships the corrected Unit to CUSTOMER. If replacement parts are not available and will cause a delay in returning the product to CUSTOMER, then STELLARTECH shall communicate in writing within 5 days of receiving the service request the expected date of receipt of replacement parts and expected delivery date to CUSTOMER.

4.2.	Exclusions. The STELLARTECH Warranty shall not apply if the alleged defect is a result of abuse by CUSTOMER or CUSTOMER’s customer (each, a “Misuse” and collectively, “Misuses”). If STELLARTECH ships any Unit with a warranty sticker or other tamper-proof indicator, Units returned to STELLARTECH with such stickers or indicators removed, damaged, or broken shall be conclusive evidence of Misuse of such Unit. In the event STELLARTECH receives a Unit for repair under the STELLARTECH Warranty, which defect STELLARTECH believes is a result of a Misuse, STELLARTECH shall promptly document its belief and shall furnish to CUSTOMER a copy of STELLARTECH’s findings prior to completion of repair of such defect. If CUSTOMER disagrees with STELLARTECH’s findings, CUSTOMER and STELLARTECH agree to submit the issue to an independent third party testing lab mutually acceptable to the parties (“Testing Lab”) for a binding determination. If the Testing Lab finds that the Unit was not subject to a Misuse, the cost of the Testing Lab will be borne by STELLARTECH and STELLARTECH will repair the Unit in question in accordance with the terms of Section 4.1. In the event the Testing Lab finds that the Unit was subject to a Misuse, the cost of the Testing Lab will be borne by CUSTOMER and STELLARTECH will repair the Unit in question in accordance with the terms of Section 4.1.

4.3.	Voiding STELLARTECH Warranty. In the event CUSTOMER elects to directly perform, or have performed for it by a third party, any complaint investigation, repair or upgrade service to any Unit during the STELLARTECH Warranty Period, the STELLARTECH Warranty for such Unit shall become null and void. Functional and safety testing which follows STELLARTECH approved testing procedures is exempt from this clause.

5. INDEMNIFICATION

5.1.	STELLARTECH Indemnification. STELLARTECH shall indemnify, defend and hold harmless CUSTOMER and its affiliates, and its and their respective officers, directors, agents and employees, and their permitted successors and assigns, from and against any and all claims, demands, actions, liabilities, fees, suits, causes of action, damages, penalties, recoveries and deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) which arise out of or relate to (a) any material breach of this Agreement by STELLARTECH; (b) any breach of the STELLARTECH Warranty set forth under Section 4 hereof; or (c) any Services performed by STELLARTECH (“STELLARTECH Claims”). STELLARTECH shall not compromise or settle any STELLARTECH Claims without the prior written consent of CUSTOMER.

5.2.	CUSTOMER Indemnification. CUSTOMER shall indemnify, defend and hold harmless STELLARTECH and its affiliates, and its and their respective officers, directors, agents and employees, and their permitted successors and assigns, from and against any and all claims, demands, actions, liabilities, fees, suits, causes of action, damages, penalties, recoveries and deficiencies, costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) which arise out of or relate to any material breach of this Agreement by CUSTOMER (“CUSTOMER Claims”). CUSTOMER shall not compromise or settle any CUSTOMER Claims without the prior written consent of STELLARTECH.

6. TERM/TERMINATION

6.1.	Term. This Agreement will commence on the Effective Date and, unless sooner terminated in accordance with the terms of this Agreement, will continue for one year, provided that this Agreement shall automatically renew for additional one year periods unless written notice of non-renewal is provided by either party at least three months prior to the expiration of the initial term or any renewed term.

6.2.	Breach or Default. If either party materially breaches or defaults hereunder and fails to cure such breach or default within 15 days of issuance of notice of the breach or default by the other party, the party which is not in breach or default shall have the right to immediately terminate this Agreement upon notice to the party which failed to so cure the breach or default.

6.3.	Automatic Termination. Unless otherwise mutually agreed upon by the parties in writing, this Agreement will automatically terminate if either party becomes insolvent, makes a general assignment for the benefit of its creditors, files or has filed against it a petition in bankruptcy which is not stayed or dismissed within 60 days of filing or files a petition seeking reorganization for purposes of relief form its creditors.

7. PAYMENT AND ACCESS TO STELLARTECH

7.1	Payment Schedule. STELLARTECH shall submit invoices to CUSTOMER reasonably detailing all charges associated with the Services provided to CUSTOMER. CUSTOMER shall remit payment to STELLARTECH for such invoiced charges within 30 days of the date of the invoice. Any amounts not paid by the date due shall bear interest at the rate of the lesser of 10% per year or the highest finance charge allowed by applicable law from the due date.

7.2	Disputed Amounts. In the event of a dispute as to an invoice amount, CUSTOMER shall pay all undisputed amounts in accordance with this Section 7, but shall be entitled to withhold any amount which CUSTOMER disputes in good faith. CUSTOMER shall promptly notify STELLARTECH of any such dispute in writing. Each party will provide the other sufficient records and information to resolve any such dispute and, without limiting the rights and remedies of the parties hereunder, will negotiate in good faith a resolution thereto. No interest shall accrue on any amount disputed in good faith.

7.3	Access to STELLARTECH. CUSTOMER and its agents and representatives shall have the right to audit the books and records of STELLARTECH to confirm the accuracy of all amounts invoiced to CUSTOMER for the Services provided by STELLARTECH pursuant to Sections 2 and 3. Such examination shall take place at STELLARTECH’s offices where such books and records are normally maintained, during normal business hours, on reasonable advance written notice, not more than twice in any calendar year, understanding that it might require multiple visits for each of such two yearly examinations. STELLARTECH agrees to maintain all books and records for a period of two years after the date of the invoice relating to such books and records.

8. REGULATORY MATTERS

8.1.	Complaint Handling. STELLARTECH shall handle any complaints received by CUSTOMER about any Unit in accordance with the STELLARTECH Quality System complaint handling procedures, and in compliance with any applicable (a) Quality System Regulations (“QSR”) established by the U. S. FDA; and (b) Medical Device Directives (“MDD”) regulated by the European Competent Authority; and (c) Health Canada Medical Device Regulations. Without limitation of the foregoing, CUSTOMER shall use commercially reasonable efforts to forward complaint information about the Units to STELLARTECH and may ship to STELLARTECH for complaint investigation the Units that CUSTOMER determines, in its reasonable discretion, are the subject of non-cosmetic complaints.

8.2.	Death or Injury Reports. In the event CUSTOMER receives information that reasonably indicates a Unit was involved in a procedure in which a patient died or was injured or a Unit would likely injure a patient (“Injury Information”), CUSTOMER shall follow the applicable reporting requirements set forth in applicable regulations including (a) U. S. 21 CFR Part 803, Medical Device Regulations; (b) EEA Vigilance Reports required under the Medical Device Directives; and (c) Mandatory Problem Reporting required by Health Canada Medical Device Regulations and may ship such Unit to STELLARTECH for investigation. Without limitation of the foregoing, CUSTOMER shall send to STELLARTECH copies of any Incident Report Forms within a commercially reasonable time following CUSTOMER’s receipt of the Injury Information.

8.3.	Identification of Returned Units. STELLARTECH shall be fully responsible for identifying any Units that CUSTOMER returned to STELLARTECH pursuant to this Section 8.

8.4.	Record Maintenance. Service records shall be maintained in compliance with any applicable (a) QSR and (b) MDD and retained for a period no less than 7 years.

9. MISCELLANEOUS

9.1.	Entire Agreement. This Agreement, including SCHEDULES A and B, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings and agreements between the parties with respect to the subject matter of this Agreement.

9.2.	Amendments. This Agreement may not be amended, except by written instrument signed by duly authorized officers of the respective parties.

9.3.	Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9.4.	Assignment. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that CUSTOMER may assign this Agreement to (a) an affiliate of CUSTOMER or (b) a corporation or entity which merges with or acquires all or substantially all of the assets or capital stock of CUSTOMER without STELLARTECH consent.

9.5.	Survival. The provisions of Sections 4, 5, 8 and 9 will survive the expiration or termination of this Agreement.

9.6.	Waivers. The failure of either of the parties to exercise their respective rights under this Agreement regarding any misrepresentation, breach or default will not prevent the parties from exercising such or any other right under this Agreement regarding such or any subsequent misrepresentation, breach or default.

9.7.	Relationship. The relationship created hereby is that of independent contractors. Nothing contained in this Agreement is intended to create, nor will it be deemed or construed as creating, an agency relationship, or a relationship of joint ventures. Neither party will represent to any third party that it has the authority to bind the other in any manner.

9.8.	Notices. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by recognized commercial overnight courier requiring signature of recipient, or mailed by United States certified mail (return receipt requested), addressed to the other party at the address shown below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as such party gives the other party written notice of in accordance with this Section 9. Any such notice will be effective as of the date of receipt.

If to STELLARTECH: Stellartech Research Corporation 1346 Bordeaux Drive Sunnyvale, CA 94089 Attention: Roger A. Stern, Ph.D. President	If to CUSTOMER: Thermâge, Inc. 4058 Point Eden Way Hayward, CA 94545 Attention: President

9.9.	Severability. If any of the provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, will be binding and enforceable.

9.10.	Captions. The paragraph and subparagraph headings of this Agreement are for convenience of reference only and are not part of this Agreement.

9.11.	Governing Law. This Agreement will be governed and construed in all respects in accordance with the internal laws of the State of California without regard to its rules on conflict of law.

9.12.	Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.

9.13.	Dispute Resolution. If a dispute, controversy or claim (“Dispute”) arises between the parties relating to the interpretation or performance of this Agreement, or the grounds for the termination hereof, which cannot be resolved through good faith negotiation, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney’s fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR. Any Dispute which the parties cannot resolve through mediation shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”), by an arbitrator in Santa Clara County, California. Such arbitrator shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The prevailing party in such arbitration shall be entitled to expenses, including costs and attorneys’ and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction.

IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed in duplicate by their respective duly authorized officers both on the date and year first above written.

By:

Stellartech Research Corporation	Thermâge, Inc.

/s/ Roger A. Stern	/s/ Robert F. Byrnes
Roger A. Stern, Ph.D.	Robert F. Byrnes

President	President and CEO

SCHEDULE A- LABOR AND MATERIALS COSTING

•	HOURLY LABOR RATES: $90.00 per hour prorated to the nearest 1/4 hour.

•	MATERIALS COSTING: (Actual Material Cost X 1.05 X 1.20 X 1.538)

SCHEDULE B- MINIMUM/MAXIMUM SERVICE CHARGES

Minimum Service Charge for non-warranty devices is $250 per Unit.

Maximum Service Charge for non-warranty devices without prior Thermage authorization is $1,500 per Unit.